Exhibit 10.123

CONFIDENTIAL-SPECIAL HANDLING

November 10, 2010

Mr. George Riedel

1 Meadowbrook Road

Weston, MA 02493

Dear George:

I write to confirm an amendment to your Employment Agreement (“Agreement”), dated April 29, 2010. It is agreed that this amendment shall set the Extended Termination Date (as defined in the Agreement) to be March 31, 2011.

Further you understand and agree that the establishment of the Extended Termination Date above is the only amendment made to the Agreement. If you are in accord with this amendment please sign and return one copy of this letter to me while retaining a copy for you file.

Sincerely,

NORTEL NETWORKS INC.

/S/ JOHN RAY
John Ray NNI Principal Officer

ERNST & YOUNG INC.

in its capacity as Monitor of Nortel Networks Corporation et al.

and not in its personal capacity consents to this amendment

/S/ MURRAY MCDONALD
Murray McDonald President

Accepted this 10th day of November, 2010

/S/ GEORGE RIEDEL
George Riedel